Exhibit 99.1
Contact:
     Laurie Little
     Sr. Director, Investor Relations
     (949) 743-9216
Spectrum Pharmaceuticals Reports Third Quarter 2005
Financial and Operating Results
•	$68.6 million in cash and marketable securities as of September 30, 2005

•	$184,000 in revenues; $5.2 million net loss for the 3rd quarter

•	Seven proprietary drug candidates under development, including one in Phase 3 and four in multiple Phase 2 clinical trials

•	Nine generic drug ANDAs pending at the FDA, one with Paragraph IV certification

•	Conference call webcast at www.spectrumpharm.com on Friday, November 4, 2005 at 10:00 a.m. ET (7:00 a.m. PT)
          IRVINE, Calif., November 4, 2005 — Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today reported a net loss for the three months ended September 30, 2005 of approximately $5.2 million, or $0.32 per share, compared to a net loss of approximately $4.1 million, or $0.29 per share for the same period in 2004. The approximately $1.2 million increase in net loss for the third quarter of 2005 reflects the continued advancement of the Company’s product portfolio, and was primarily due to increases in research and development expense and increased legal expense in connection with the lawsuit regarding our patent challenge of GlaxoSmithKline’s Imitrex® injection, offset by a decrease in stock-based charges.
          In September 2005, the Company raised $42 million at $5.25 per share from leading biotech investors. As a result, the Company had cash and marketable securities of approximately $68.6 million as of September 30, 2005, compared to approximately $33.0 million as of June 30, 2005.
          As of November 1, 2005, there were approximately 23.4 million shares of common stock outstanding.
          Revenues for the third quarter of 2005 were $184,000 from product sales and commissions under a licensing agreement. This compares to no revenues in the third quarter of 2004.
          Research and development expenses increased from approximately $2.4 million in the third quarter of 2004 to approximately $3.3 million in the third quarter of 2005,

primarily reflecting the expansion in the number and scope of our clinical trials and other development activity.
          General and administrative expenses increased by approximately $1.0 million from approximately $1.2 million in the third quarter of 2004 to approximately $2.2 million in the third quarter of 2005, primarily due to an increase in legal expense in connection with the lawsuit regarding our patent challenge of GlaxoSmithKline’s Imitrex® Injection.
          “Spectrum has continued to make significant advancements in its corporate objectives” stated Rajesh C. Shrotriya, Chairman, Chief Executive Officer and President. “Our clinical programs advanced during the quarter in accordance with our plans. In addition, a European trial evaluating ozarelix in prostate cancer has completed patient enrollment four months ahead of schedule; the FDA approved our ANDA for fluconazole; and an important clinical study with EOquin was initiated in Europe. The recent financing enables the Company to continue executing its business plan for the benefit of shareholders. Further, as the Company gets closer to generating revenues the need for additional financings in the future is likely to be reduced.”
Development Highlights and Future Objectives
Satraplatin (Phase 3 pivotal SPARC trial being conducted by our partner GPC Biotech)
•	Patient enrollment in the trial is proceeding as planned, 840 patients were enrolled as of October 26, 2005, with a goal of completing full enrollment of approximately 912 patients by December 2005.

•	A Rolling NDA for accelerated approval is expected to commence by the end of this year.

•	Completion of a full NDA filing is expected during the second half of next year.

•	Interim analysis by the Independent Data Safety Monitoring Board is expected to be available at the end of the first quarter 2006.

•	A Phase 2 trial evaluating satraplatin in breast cancer was recently opened for accrual.
EOquin™ (EO-9)
•	EOquin™ Phase 2 report is currently being finalized and plans to present that data at a scientific conference are proceeding.

•	Plans are underway to schedule a meeting with the FDA by the end of the year to discuss our plans for initiating a Phase 3 trial in 2006, in the United States, to evaluate EOquin™ in superficial bladder cancer.

•	Plans to initiate a Phase 3 study in Europe in 2006 are also in preparation.

•	An Abstract on radiation sensitization by EO-9 will presented at the AACR-NCI-EORTC Conference on Molecular Targets and Cancer Therapeutics to be held in November 2005.
Elsamitrucin
•	A multicenter, Phase 2 clinical trial in refractory non-Hodgkin’s lymphoma, especially in Rituxan® failures, is running at approximately 30 centers in the US.

•	Completion of enrollment is expected by the end of 2005.

•	Plans are underway to initiate a Phase 2 study in head and neck cancer and other pilot combination studies.

Ozarelix
•	In April, we initiated two Phase 2 multicenter clinical trials in Europe for ozarelix, one in hormone-dependent prostate cancer (HDPC) and one for benign prostate hypertrophy. Enrollment is now completed in the HDPC trial, four months ahead of the planned completion date.

•	An Investigational New Drug Application (IND) was submitted earlier this year and subsequently received concurrence from the U.S. Food and Drug Administration (FDA) to conduct a Phase 1/2 clinical trial in patients with HDPC in the United States, which has been initiated.
Lucanthone
•	Plans are being developed to expand the Phase 2 clinical trial.
RenaZorb™
•	RenaZorb™ is in pre-clinical development and we are planning to begin clinical trials in humans next year upon FDA approval.
SPI — 1620
•	SPI-1620 is in pre-clinical development and we are planning to begin clinical trials in humans next year upon FDA approval.

•	An abstract on SPI-1620 as a novel adjuvant to enhance the delivery and efficacy of paclitaxel will be presented at the AACR-NCI-EORTC Conference on Molecular Targets and Cancer Therapeutics to be held in November 2005.
Generics
•	On September 28, 2005, we received FDA approval of our fluconazole tablets Abbreviated New Drug Application (ANDA).

•	We recently filed one ANDA with the FDA, bringing the total number of ANDAs filed in 2005 to five, exceeding our original goal.

•	We currently have nine ANDAs under review at the FDA and we expect several approvals over the next 6-12 months.
          As previously announced, the Company will hold a conference call on Friday, November 4, 2005 at 10:00 a.m. (Eastern Time) to review the results of the third quarter of 2005 and discuss the outlook for the rest of the year and beyond. Investors, analysts and the public are invited to listen to the conference call over the internet by visiting our website at http://www.spectrumpharm.com. To listen to this call live on the Internet, visit the investor relation’s section of Spectrum’s Web site at least 20 minutes early (to download and install any necessary audio software).
About Spectrum Pharmaceuticals
          Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for the treatment of cancer and other unmet medical needs. By leveraging its operational flexibility and regulatory proficiency, and using the extensive research and development capabilities of its strategic alliance partners, Spectrum has built a diversified portfolio of proprietary and generic drug products in various stages of development and regulatory approval. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking statements
          This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the Company’s operational flexibility and regulatory proficiency, the extensive research and development capabilities of the Company’s strategic alliance partners, the continued advancement of the Company’s product portfolio, making significant advancements in the Company’s corporate objectives, the recent financing’s ability to enable the Company to continue executing its business plan for the benefit of shareholders, generating revenues, the likelihood of the need for additional financings in the future, completing full enrollment of satraplatin of approximately 912 patients by December 2005, filing a Rolling NDA for accelerated approval for satraplatin by the end of this year, completion of a full NDA filing for satraplatin during the second half of next year, interim analysis of the satraplatin data by the Independent Data Safety Monitoring Board at the end of the first quarter 2006, finalization of the EOquin™ Phase 2 report, plans to present that data at a scientific conference, a meeting with the FDA about EOquin by the end of the year to discuss our plans for initiating a Phase 3 trial in 2006, in the United States, to evaluate EOquin™ in superficial bladder cancer, plans to initiate a Phase 3 study of EOquin in Europe in 2006, the presentation of an Abstract on radiation sensitization by EO-9 at the AACR-NCI-EORTC Conference on Molecular Targets and Cancer Therapeutics to be held in November 2005, completion of enrollment of the elsamitrucin clinical trial by the end of 2005, plans to initiate a Phase 2 study of elsamitrucin in head and neck cancer and other pilot combination studies, plans to expand the lucanthone Phase 2 clinical trial, beginning clinical trials in humans with RenaZorb™ next year, beginning clinical trials in humans with SPI-1620 next year, the presentation of an abstract on SPI-1620 as a novel adjuvant to enhance the delivery and efficacy of paclitaxel at the AACR-NCI-EORTC Conference on Molecular Targets and Cancer Therapeutics to be held in November 2005, several approvals of our ANDAs over the next 6-12 months , and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that past results may not be indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of significant revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.
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SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues	$184	$—	$424	$73

Operating expenses:
Cost of product sold	103	—	324	—
Research and development	3,252	2,372	10,319	4,546
General and administrative	2,152	1,168	4,721	3,785
Stock-based charges	169	707	863	865

Total operating expenses	5,676	4,247	16,227	9,196

Loss from operations	(5,492)	(4,247)	(15,803)	(9,123)
Other income, net	264	178	754	314

Net loss before minority interest in consolidated subsidiary	(5,228)	(4,069)	(15,049)	(8,809)
Minority interest in net loss of consolidated subsidiary	—		4

Net loss	$(5,228)	$(4,069)	$(15,045)	$(8,809)

Basic and diluted net loss per share	$(0.32)	$(0.29)	$(0.96)	$(0.74)

Basic and diluted weighted average common shares outstanding	16,666,960	14,063,355	15,723,509	12,052,017

Supplemental Information
Stock-based charges — Components:
Research and development	$147	$635	$801	$640
General and administrative	$22	$72	$62	$225

Total stock based charges	$169	$707	$863	$865

Summary Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2005	2004

Cash, cash equivalents and marketable securities	$68,622	$39,206
Accounts Receivable	354	199
Inventory	143	224
Other current assets	138	372

Total current assets	69,257	40,001
Property and equipment, net and other assets	807	757

Total assets	$70,064	$40,758

Total liabilities	$5,582	$2,844
Minority Interest	20	24
Stockholders’ equity	64,462	37,890

Total liabilities and stockholders’ equity	$70,064	$40,758